Exhibit 99.3

Offer to Exchange
0.217 of a SXC Health Solutions Corp. common share,
no par value, and $7.70 in cash
for
All Outstanding Shares of Common Stock
of
National Medical Health Card Systems, Inc.
by
Comet Merger Corporation
an indirect wholly owned subsidiary of
SXC Health Solutions Corp.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M.,
NEW YORK CITY TIME, ON APRIL 29, 2008 UNLESS THE OFFER IS EXTENDED.

March 31, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Comet Merger Corporation, a Delaware corporation (the “Offeror”) and an indirect wholly owned subsidiary of SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“SXC”), to act as the Information Agent in connection with the Offeror’s offer to exchange each outstanding share of common stock, par value $0.001 per share (the “Shares”), of National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), for (i) 0.217 of a common share of SXC, no par value, and (ii) $7.70 in cash, without interest and upon the terms and subject to the conditions set forth in the Merger Agreement (defined below), the Prospectus, dated March 31, 2008 (the “Prospectus”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February, 25, 2008, by and among SXC, SXC Health Solutions, Inc., a Texas corporation, Offeror and the Company (the “Merger Agreement”). A copy of the Merger Agreement is attached to the Prospectus as Annex A. The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or waiver of all applicable conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law, Offeror will be merged with and into the Company (the “Merger”). At the effective time of the Merger, each outstanding Share (excluding Shares owned by the Company as treasury shares or owned directly or indirectly by the Company or SXC or for which appraisal rights are exercised) that are not exchanged in the Offer, will be cancelled and converted into the right to receive (i) 0.217 of a common share of SXC, no par value, and (ii) $7.70 in cash, without interest (which consideration in the second step Merger will be adjusted to reflect any changes to the consideration in the Offer). All payments will be made without interest and less applicable withholding taxes. The Merger Agreement is more fully described in the section of the Prospectus titled “Merger Agreement.” Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and to forward to your clients are copies of the following documents:

1. Prospectus dated March 31, 2008.

2. The Merger Agreement (attached as Annex A to the Prospectus)

3. Letter of Transmittal, including a Substitute Form W-9, for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

4. The Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities Exchange Commission.

5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

7. Return envelope addressed to the Exchange Agent and Depositary.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON APRIL 29, 2008, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the offer at least 9,600,000 Shares, (ii) Offeror being able to effect a short-form merger pursuant to Delaware law promptly following the Offer (without acquiring any additional Shares other than the shares issued under the top up option described in the Prospectus under “Merger Agreement — The Offer — Top Up Option” or any reduction in the number of shares of Shares then outstanding) and (iii) the satisfaction or waiver of other conditions described in the Prospectus under “The Offer — Conditions of the Offer.”

Offeror will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Information Agent and the Exchange Agent and Depositary as described in the Prospectus) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an agent’s message (as defined in “The Offer — Procedure for Tendering” of the Prospectus) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Exchange Agent and Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Prospectus.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained, at Offeror’s expense, from, the undersigned at the address and telephone numbers set forth on the back cover of the Prospectus.

Very truly yours,

Kingsdale Shareholder Services, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF SXC, THE OFFEROR, THE INFORMATION AGENT OR THE EXCHANGE AGENT AND DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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